EXCHANGE AGENT AGREEMENT

Citibank, N.A.
120 Wall Street, 13th Floor
New York, NY  10043

Attention:  Corporate Trust Department


Dear Sirs:

Citicorp, a Delaware Corporation and Citicorp Capital X, Citicorp Capital XI, Citicorp Capital XII, Citicorp Capital XIII, and Citicorp XIV, each a Delaware statutory business trust (the "Trusts"), hereby respectively offer to exchange the Trust Originated Preferred Securities of such Trust, for up to the Maximum Number of the Depositary Shares (the "Shares"), each representing an interest in a share of Citicorp's Preferred Stock, Series 16, Series 17, Series 20, Series 21 and Series 22, respectively, upon the terms and subject to the conditions set forth in the Prospectus and the accompanying Letters of Transmittal ("LTs"), including the instructions set forth therein (which together with the Prospectus constitute the "Offers"). Definitive copies of each document being distributed to stockholders of Citicorp in connection with the Offer have been previously delivered to you.

Each Offer is commencing March , 1997 and will expire at 5:00 P.M., New York City time, on April , 1997 unless extended by the Trust as provided in the Offer (the last date to which an Offer is extended and on which it expires is herein referred to as such offer's "Expiration Date").

This will confirm our agreement with you to act as the Exchange Agent in connection with the Offers. In such capacity you will receive and make the exchange for, on behalf of Citicorp and the Trusts, Shares tendered pursuant to the terms of the Offers. In carrying out your duties as the Exchange Agent in connection with each Offer, you are to act in accordance with the following instructions:

1. You are directed to perform any of your duties hereunder by or through Citicorp Data Distribution, Inc., a Delaware corporation ("CDDI"), and you agree that any of your duties hereunder that relate to the final acceptance of tendered Shares shall be performed by CDDI in the State of New Jersey and shall not be performed by you as Exchange Agent.

2. You shall examine the LTs, the certificates for Shares and the other documents delivered or mailed to you in connection with tenders of Shares to ascertain whether they are completed and executed in accordance with the instructions set forth in the LTs. In the event any LT has been improperly completed or executed, or the certificates for Shares accompanying such LT are not in proper form for transfer (as required by the aforesaid instructions), or if some other apparent irregularity in connection with any tender of Shares exists, you shall take such steps as you deem necessary, which may include contacting Citicorp or other entities party to the Offer, in order to correct such irregularity. Determination of all questions as to the validity, form, eligibility (including timeliness of receipt) and acceptance of any Shares tendered or delivered shall be determined by you on behalf of Citicorp and the Trust in the first instance, but final decisions on all such matters shall be made by Citicorp and the Trust. Citicorp and the Trust will reserve in the


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       Offer the absolute right to reject any or all tenders of any particular
       Shares determined by them not to be in proper form or the acceptance of or exchange for which may, in the opinion of Citicorp's counsel, be unlawful and to waive any of the conditions of the Offer or any defect or irregularity in the tender of any particular Shares, and Citicorp's interpretation of the terms and conditions of the Offer will be final.

3. You shall in accordance with Rule 17Ad-14 promulgated under the Securities Exchange Act of 1934, as amended, and the terms and conditions of the Offer establish accounts with respect to the Shares at The Depository Trust Company ("DTC"), or the Philadelphia Depository Trust Company ("PDTC"), sometimes referred to collectively as "Book Entry Transfer Facilities", within two business days after the date of the Prospectus. Any financial institution that is a participant in any of the Book Entry Transfer Facilities may make book-entry delivery of the Shares by causing the facility to transfer such Shares into the appropriate account in accordance with its procedure for transfer. The accounts shall be maintained until all Shares tendered pursuant to the Offer shall have been either accepted for payment or returned.

4. All Shares must be tendered in accordance with the terms and conditions set forth in the Offer. Exchange for Shares tendered and accepted pursuant to the Offer shall be made only after deposit with you of the certificates therefor (or confirmation of book-entry transfer of the Shares into the appropriate account), the LT(s) and any other required documents identified in the schedule attached hereto.

5. A tendering stockholder may withdraw Shares tendered as set forth in the Prospectus,in which event you shall, as promptly as possible after notification of such withdrawal, return such Shares to, or in accordance with the instruction of, such stockholder and such Shares shall no longer be considered properly tendered. All questions as to the form and validity of notices of withdrawal, including timeliness of receipt, shall be determined by Citicorp and the Trust, in their sole discretion, which determination shall be final and binding.

6. On each business day up to and including the Expiration Date you shall advise by telephone, not later than 5:00 p.m., New York City time, ________________________________ and such other persons, not to exceed three, as either of them may direct, of the number of Shares which have been duly tendered on such day, stating separately the number of such Shares tendered by book-entry delivery, by Guarantees of Delivery, the number of Shares tendered about which you have questions concerning validity and the cumulative number of Shares tendered through the time of such call. Promptly thereafter (by the next day), you shall confirm such advice to each of the above persons in writing, to be transmitted by telecopier, pouch or other form of delivery mutually agreed upon. You shall also inform the aforementioned persons, and such other persons as may be designated by either of them upon request made from time to time, of such other information as either of them may request, including, without limitation, the names and addresses of registered holders of tendered Shares.

7. LTs or letters, facsimile transmissions, telexes or telegrams submitted in lieu thereof shall be stamped by you as of the date and time of receipt thereof and preserved by you as permanent records until you are otherwise instructed by Citicorp. You are to match Guarantees of Delivery submitted with the Shares tendered pursuant thereto. If so instructed by Citicorp, you shall contact any Eligible Institutions by telephone if necessary,


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

       which have tendered a significant number of Shares by means of the aforementioned procedures to ascertain information in connection therewith.

8. Citicorp and the Trusts will notify you of any extension or amendment of any Offer.

9. You shall follow and act upon any written amendments, modifications or supplements to these instructions, and upon any further written instructions in connection with the Offer, any of which may be given to you by the Citicorp or such other Persons as it may authorize in writing, all of the above to be effective only after delivery of such items to you and acceptance by you.

10. Citicorp will from time to time (as mutually agreed upon by Citicorp and you) deposit or cause to be deposited with you, as agent for Soliciting Dealers, an amount equal to the aggregate amount of solicitation fees needed.You, as agent, will notify Citicorp by 4:00 P.M. EST on the day prior to the release of checks of the amount to be deposited in order to cover the checks as referenced above.

11. You shall comply with all the requirements of the Internal Revenue Code of 1986, as amended and the Regulations promulgated thereunder (collectively, the "federal income tax laws"), with respect to obtaining and retaining all documents required to be so obtained and/or retained by you with respect to tendered Shares which Citicorp and the Trusts have accepted for exchange, including, without limitation, the obtaining and retaining of substitute forms W 9. You shall also, pursuant to Instruction 8 of the LTs, withhold any applicable back-up withholding required to be so withheld and remit such withheld funds to the Internal Revenue Service on a timely basis.

12. If, pursuant to the Provisions of Instruction 4 of the LTs, fewer than all the Shares evidenced by any certificate submitted to you are to be tendered, you shall, promptly after the Expiration Date, issue and deliver or cause to be issued and delivered a new certificate for the amount of shares not being tendered, registered in the same name as the partially tendered certificate, or in another name in accordance with the appropriate transfer instructions of the stockholder who has made the partial tender of Shares deposited with you.

13. If, pursuant to an Offer, Citicorp do not accept the receipt of instructions from a stockholder, you shall return the certificates for such Shares to, or in accordance with the instructions of, the person who deposited the same, together with a letter of notice provided by Citicorp, explaining why the deposited Shares are being returned, and return to Citicorp any surplus funds deposited by Citicorp with you.

14. Upon request by any person, you shall furnish to such person copies of the Prospectus, any supplements to the Prospectus, the LTs, and the other materials referred to in the Prospectus as being available to stockholders. Citicorp will supply you with copies of such documents upon your request.

15.    As Exchange Agent you:

       (a) shall have no obligation to make payment unless Citicorp shall have provided the necessary funds to pay in full all amounts due and payable with respect thereto;


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

       (b) shall have no duties or obligations other than those specifically set forth herein or as may be subsequently requested of you by Citicorp and agreed to by you, in writing;

       (c) will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any certificates for Shares or the Shares represented thereby deposited with you pursuant to the Offers and will not be required and will make no representations as to the validity, value or genuineness of any Offer;

       (d) shall not be required to initiate any legal action hereunder without written approval of Citicorp and then only upon such reasonable indemnity as you may request;

       (e) may rely on and shall be protected in acting upon any certificate, instrument, opinion, notice, letter, telex, telegram or other document, or any Share delivered to you, and reasonably believed by you to be genuine and to have been signed by the proper party or parties;

       (f) may rely on and shall be protected in acting upon written or facsimile instructions from Citicorp or its representatives with respect to any matter relating to your actions as Exchange Agent specifically covered by this Exchange Agent Agreement or supplementing or qualifying any such actions, any such facsimile instructions to be confirmed in the original as soon as practicable by the sender. Set forth in Exhibit __ hereto is a list of names and specimen signatures of the persons authorized to issue instructions to you with regard to this Exchange Agent Agreement. This list may be changed from time to time by _____________ or by __________________;

       (g) may consult with counsel satisfactory to you (including counsel for Citicorp) and rely on the written advice or opinion of such counsel;

       (h) shall not at any time advise any person as to the wisdom of making any tender pursuant to an Offer, the value of the Shares or as to any other financial or legal aspect of an Offer or any transaction related thereto.

       (i) shall not be liable or responsible for any recital or statement contained in the Offers or any documents relating thereto;

       (j) shall not be liable or responsible for any delay, failure, malfunction, interruption or error in the transmission or receipt of communications or messages through electronic means to or from a Book Entry Transfer Facility, or for the action of any other person in connection with any such message or communication.

16. It is understood and agreed that the securities, money, assets or property (the "Property") to be deposited with or received by you from Citicorp as Exchange Agent constitute a special, segregated account.

17. For services rendered as Exchange Agent hereunder, you shall be entitled to payment as specified in a fee schedule or agreement as you may reach with Citicorp from time to time.

18. Citicorp covenants and agrees to indemnify and to hold you harmless against any costs, expenses (including reasonably fees of your legal counsel), losses or damages, which may be paid, incurred or suffered by you or to which you may become subject, arising from or out of, directly or indirectly, any claim or liability resulting from your actions as Exchange


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

       Agent pursuant hereto; provided that such covenant and agreement does not extend to, and you shall not be indemnified and held harmless with respect to, such costs, expenses, losses and damages incurred or suffered by you as a result of, or arising out of, your negligence, bad faith, or willful misconduct in the performance your obligations hereunder. In no case will Citicorp be liable under this indemnity with respect to any claim against you unless promptly after you have received any written assertion of a claim or have been served with summons or other first legal process giving information as to the nature and basis of the claim, you notify Citicorp by letter or cable or telex confirmed by letter, of the written assertion of such claim against you or of any action commenced against you or of the service of any summons on you, or other first legal process giving information as to the nature and basis of the claim. Citicorp will be entitled to participate at its own expense in the defense. If Citicorp so elects at any time after receipt of such notices and agrees in writing that such claim is a claim for which you are entitled to be indemnified and held harmless or if you in such notice request and Citicorp agrees, Citicorp will assume the defense of any suit brought to enforce such claim. In the event Citicorp assumes the defense of any such suit Citicorp may select counsel of its own choosing for such purposes provided such counsel is satisfactory to you, and Citicorp will not be liable for the fees and expenses of any additional counsel thereafter retained by you, except that if you have reasonably concluded based on the written opinion of your counsel that there may be legal defenses to you which are not available to Citicorp, you shall have the right to select separate counsel and to otherwise participate in the defense of such action.

19. All reports, notices, and other communications required or permitted hereunder shall be in writing (unless otherwise provided herein) and shall be deemed given when addressed and delivered by hand, courier, facsimile, telex or first-class mail, postage prepaid, as follows:

           To the Exchange Agent

               Citibank, N.A.
               Corporate Trust Department
               120 Wall Street, 13th Floor
               New York, NY  10043
               Attn:  John Reasor

           To Citicorp

               Citicorp
               153 E. 53rd. Street  6th Floor
               New York,  NY 10043
               Attn: Peter Gallant

This Exchange Agent Agreement shall be governed by and construed in accordance with the laws of the State of New York and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of the parties hereto.

This Agreement may be executed in separate counterparts, each of which when executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same Agreement.


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

If the foregoing is acceptable to you, please acknowledge receipt of this letter and confirm the arrangements herein provided by signing and returning the enclosed copy.

Very truly yours,


CITICORP


By:____________________________
        Peter Gallant
        Vice president

Accepted as of the date first above written:

CITIBANK, N.A.


By:____________________________
        John W. Reasor


Agreed and Accepted:
by  Citicorp Capital X
    Citicorp Capital XI
    Citicorp Capital XII
    Citicorp Capital XIII
    Citicorp Capital XIV


____________________________
       Peter Gallant
       Regular Trustee


____________________________
       Ann Goodbody
       Regular Trustee


____________________________
           (Date)


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